PRISM I CAMBRIDGE, MA

FLAMINGO POINT I MIAMI, FL

AIR COMMUNITIES

THE FREMONT I AURORA, CO

707 LEAHY I REDWOOD CITY, CA

THIRD QUARTER 2022

EARNINGS RELEASE AND SUPPLEMENTAL INFORMATION

Page
3	Earnings Release

12	Appendix A – AIR Perspective on Macroeconomic Factors

14	Appendix B – AIR Strategic Objectives

17	Consolidated Statements of Operations

18	Consolidated Balance Sheets

19	Schedule 1 – Funds From Operations Reconciliation

20	Schedule 2 – Funds From Operations Information

22	Schedule 3 – Property Net Operating Income

23	Schedule 4 – Apartment Home Summary

24	Schedule 5 – Capitalization and Financial Metrics

26	Schedule 6 – Same Store Operating Results

30	Schedule 7 – Portfolio Data by Market

31	Schedule 8 – Apartment Community Disposition and Acquisition Activity

32	Schedule 9 – Apartment Community Capital Investment Information

33	Glossary and Reconciliations of Non-GAAP Financial and Operating Measures

AIR Reports Third Quarter 2022 Results Ahead of Plan; Operating Fundamentals Across All Markets Remain Strong, On Track For Full Year Record Same Store NOI Growth; Announces $460 Million of Accretive Investments: Southgate Towers ($298M) and Share Repurchases ($162M)

Denver, Colorado, November 3, 2022 – Apartment Income REIT Corp. ("AIR") (NYSE: AIRC) announced today third quarter results for 2022.

Chief Executive Officer Terry Considine comments: “Business is good! In 3Q:

•
Keith and his Ops team are on track to deliver peer leading margins and record NOI growth in our Same Store portfolio. NOI in our 2021 Acquisition portfolio is growing even faster.
•
John and his investment team continue to make accretive acquisitions that improve the quality and profitability of our real estate portfolio. During the quarter, we committed to purchase Southgate Towers in Miami Beach for $298 million, and we bought back (through November 2, 2022) 4.3 million shares of AIR common stock.
•
AIR's business is well prepared for the key macro risks of the day: soaring interest rates, high inflation, and possible recession.
o
With Paul’s good work, Pro forma Net Leverage: EBITDAre is 5.9:1, and AIR has only minor refunding and re-pricing exposure until 2025.
o
Inflation provided a boost to AIR’s top-line, but was no match for Keith’s continuing productivity gains: controllable operating expenses are down.
o
A future recession will find AIR with stable cash flows due to its disciplined customer selection. For example, new customers during 3Q had average household income of $250,000 and median household income of $170,000…together with FICO scores averaging 90 points higher than the national average for renters."

"AIR's prospects for 2023 are excellent. A 5% earn-in from 2022 leases provides a baseline for growth in Same Store Revenue. Current loss-to-lease is 5%. Rents continue to increase. NOI from our 2021 acquisitions is increasing at more than twice the Same Store NOI growth rate. 2022 acquisitions are performing in line with expectations."

"AIR enjoys peer leading margins and peer leading conversion of rent to free cash flow. These advantages are considerable, and durable."

Commenting further, Chief Financial Officer Paul Beldin added: "We are pleased with our third quarter results, and continue to see strong momentum through year-end 2022, and into 2023. The transformation of AIR’s balance sheet was completed in the quarter. With the Aimco note fully repaid, and approximately $500 million of property sales expected later this month, third quarter Pro forma leverage to EBITDAre is 5.9:1, consistent with our targeted 5.0x to 6.0x leverage ratio range. EBITDAre at projected 2022 levels is sufficient to repay annual average debt service plus fund maturities through 2031, with a 30% cushion."

"Third quarter Pro forma FFO was $0.58 per share, $0.02 above the midpoint of guidance, due primarily to the timing of favorable litigation outcomes and real estate tax appeals, all of which were previously anticipated to occur in the fourth quarter. During the third quarter, Same Store revenue increased by 9.6%. During a period of inflationary pressure, property level expenses were almost flat and controllable operating expenses were down 400 bps, resulting in a 13.3% increase in year-over-year NOI."

"Looking forward, we are maintaining our Same Store revenue growth expectations of 10.25% at the midpoint and reducing expense growth expectations by 125 basis points to 1%, at the midpoint. The result is a 40 basis point increase in expected NOI growth."

"Full year, Pro forma FFO is expected to be between $2.39 and $2.43 per share, unchanged the midpoint of $2.41, as incremental Same Store NOI is offset by higher general and administrative expenses. Similarly, our expectations for Pro forma Run Rate FFO are unchanged at $2.19 per share at the midpoint."

Financial Results: Third Quarter Pro Forma FFO Per Share

	THIRD QUARTER			YEAR-TO-DATE
(all items per common share – diluted)	2022	2021	Variance	2022	2021	Variance
Net income	$0.01	$0.06	(83.3%)	$3.68	$0.48	nm
NAREIT Funds From Operations (FFO)	$0.53	$0.47	12.8%	$1.59	$1.22	30.3%
Pro forma adjustments *	0.05	0.09	(44.4%)	0.22	0.36	(38.9%)
Pro forma Funds From Operations (Pro forma FFO)	$0.58	$0.56	3.6%	$1.81	$1.58	14.6%

* Third quarter and year-to-date 2022 includes adjustments related to casualty losses due to Hurricane Ian-related wind damage, primarily at one of our communities in South Florida, currently estimated to be $2.3 million, and flooding at one of our communities in Boston, currently estimated at $1.7 million.

Operating Results: Third Quarter Same Store NOI Up 13.3% Year-Over-Year, 4.6% Sequentially, and 14.1% Year-to-Date

The table below includes the operating results of the 58 AIR properties that meet our definition of Same Store. During the third quarter, six properties were removed from our Same Store portfolio due to their expected sale in November. Same Store properties generated approximately 88% of AIR’s year-to-date 2022 rental revenue.

	THIRD QUARTER					YEAR-TO-DATE
	Year-over-Year			Sequential		Year-over-Year
($ in millions) *	2022	2021	Variance	2nd Qtr.	Variance	2022	2021	Variance
Revenue, before utility reimbursements	$138.9	$126.8	9.6%	$133.8	3.8%	$402.8	$365.6	10.2%
Expenses, net of utility reimbursements	35.7	35.6	0.1%	35.2	1.4%	105.8	105.2	0.6%
Net operating income (NOI)	$103.3	$91.1	13.3%	$98.7	4.6%	$297.1	$260.4	14.1%

*Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 6.

Third quarter 2022 NOI margins were 74.3%, up 240 basis points from the third quarter of 2021. NOI margins benefited from Residential Rental Income growth of 9.8% and a decrease of 400 basis points in controllable operating expenses.

Components of Same Store Revenue Growth – The table below summarizes the change in the components of our Same Store Revenue growth.

	THIRD QUARTER		YEAR-TO-DATE
Same Store Revenue Components	Year-over-Year	Sequential	Year-over-Year
Residential Rents	10.4%	5.0%	7.6%
Average Daily Occupancy	(0.6%)	(0.8%)	1.2%
Residential Rental Income	9.8%	4.2%	8.8%
Bad Debt, net of recoveries	0.3%	(0.9%)	1.0%
Late Fees and Other	0.5%	0.4%	0.5%
Residential Revenue	10.6%	3.7%	10.3%
Commercial Revenue	(1.0%)	0.1%	(0.1%)
Same Store Revenue Growth	9.6%	3.8%	10.2%

Same Store Rental Rates – Changes in rental rates are measured by comparing, on a lease-by-lease basis, the effective rate on a newly executed lease to the effective rate on the expiring lease for the same apartment. A newly executed lease is classified either as a new lease, where a vacant apartment is leased to a new customer, or as a renewal.

The table below depicts changes in lease rates, as well as the weighted-average blended lease rates for leases executed in the respective period. Transacted leases are those that became effective during a reporting period and are therefore the best measure of immediate effect on current revenues. Signed leases are those executed during a reporting period and are therefore the best measure of current pricing.

	THIRD QUARTER			YEAR-TO-DATE			2022
	2022	2021*	Variance	2022	2021*	Variance	July	Aug	Sept	Oct
Transacted Leases*
Renewal rent changes	11.1%	7.3%	3.8%	11.0%	4.7%	6.3%	10.4%	11.0%	12.9%	11.7%
New lease rent changes	17.1%	8.5%	8.6%	17.5%	1.8%	15.7%	17.8%	17.3%	15.8%	13.2%
Weighted-average rent changes	14.0%	7.9%	6.1%	14.0%	3.2%	10.8%	13.9%	13.9%	14.4%	12.9%

Signed Leases*
Renewal rent changes	11.8%	9.3%	2.5%	11.0%	5.5%	5.5%	11.5%	11.9%	12.9%	10.4%
New lease rent changes	17.0%	11.0%	6.0%	17.4%	3.0%	14.4%	19.4%	16.6%	13.8%	12.1%
Weighted-average rent changes	14.5%	10.3%	4.2%	14.0%	4.1%	9.9%	15.3%	14.1%	13.6%	11.8%

Average Daily Occupancy	95.9%	96.5%	(0.6%)	96.9%	95.7%	1.2%	95.5%	96.0%	96.3%	96.7%

*Amounts are based on our current Same Store population and represent AIR's share, whereas prior to 2022 these were reported on a non-ownership adjusted basis. Amounts may differ from those previously reported.

Same Store Markets – Consumer demand remained strong through the quarter, with signed new lease rates up 17.0% from the prior leases and renewals up 11.8%, resulting in a weighted-average increase of 14.5%. We saw a sequential decline in ADO of 90 basis points to 95.9%, reflecting the frictional vacancy consistent with the higher move out volume that is typical during the summer leasing season. Year-to-date ADO of 96.9% was 120 bps higher than in the prior year. We anticipate continued occupancy gains throughout the fourth quarter.

Acquisition Portfolio – The acquisition portfolio is currently comprised of five properties acquired in 2021, four acquired in 2022, and represents 14% of AIR GAV. At those properties acquired in 2021, leasing continues to exceed expectations. Signed new lease rates were up 25.1% in the third quarter, with renewals up 23.2%, resulting in a weighted-average increase of 24.1%. Fourth quarter revenue growth for the 2021 acquisitions, the first reporting period with a year-over-year comparison, is anticipated to be 50% above the Same Store portfolio. At properties we acquired in 2022, performance is consistent with our expectations, and rental rate achievement is ahead of our initial projections. We will provide year-over-year comparable data as it becomes available.

Rent Collection Update

We measure residential rent collection as the dollar value of payments received as a percentage of all residential amounts owed. In the third quarter, residents paid, on a current basis, 98.1% of all residential revenue billed during the quarter. The remaining 1.9% of revenue was treated as bad debt. Offsetting this bad debt was $1.1 million of government assistance payments, reducing our bad debt percentage by 80 basis points. The result was net bad debt expense of 1.1% of third quarter residential revenues.

Outside of California, 99.1% of our residents are current, leaving approximately 100 residents where eviction notices have been filed, but the eviction process is not complete due to a slowed cycle time. Previously, in these locales, an eviction took between 45 and 90 days to complete. Today, the eviction timeline is extended and less predictable, resulting in greater amounts of unpaid rent and increased bad debt. We estimate that the prolonged timeline increased our third quarter bad debt by approximately 100 basis points.

In California, our ability to pursue remedies for unpaid rent now has fewer restrictions, though protections and moratoriums continue to prevent normal pursuit of delinquent balances. This has allowed approximately 300 California residents, about 3.5% of the total, to become delinquent by two or more months. Of the 300 California residents with multiple months of past due balances, approximately 175 are currently in the eviction process. The remaining 125 residents have continuing protections, that for now are scheduled to expire in February 2023.

As of September 30, 2022, our proportionate share of gross residential accounts receivable was $8.6 million. After consideration of tenant security deposits and reserves for uncollectible amounts, our net exposure is $0.2 million, an amount expected to be collected during the fourth quarter of 2022.

Portfolio Management

Our portfolio of apartment communities is diversified across primarily “A” and “B” price points, averaging “B/B+” in quality, and also across eight core markets in the United States. In the past two years, AIR has recycled approximately $5.4 billion, or 40%, of its gross asset value as part of and since the Separation, property sales, and joint ventures, all during a period of attractive pricing for multi-family properties, using the proceeds to simplify its business, reduce leverage, and improve the quality and expected profitability of its real estate portfolio.

We have improved AIR's portfolio through reducing our allocation to New York City and Chicago markets with regulatory risk, and reallocating capital into higher growth submarkets, such as Miami-Dade and Broward counties, now 19% of AIR GAV, in markets with limited REIT competition.

	Aimco	AIR
	Q4 2019 or 2019A	Q3 2022	Change
Residents
Average Household Income	$165,000	$251,000	52%
Median Household Income	$116,000	$170,000	47%
CSAT Score (out of 5)	4.30	4.33 (2021)	0.03
Kingsley Index*	4.09	4.05	(0.04)
Portfolio
Properties	124	80	(35%)
Apartment Homes	32,598	23,499	(28%)
Average Revenue per Apartment Home	2,272	$2,711	19%
Redevelopment and Development ($M)	$230	$–	($230)
Mezzanine Investments ($M)	$280	$–	($280)
Low G&A
Net G&A as % of GAV	36 bps (per GSA)	<15 bps (at AIR Target)	-21 bps
Balance Sheet
Net Leverage / EBITDAre	7.6x	5.9x	(1.7x)
Refunding: Next 3-Years (% Total Debt)	23%	10%	(13%)
Repricing: Next 3-Years (% Total Debt)	23%	10%	(13%)
Unencumbered Properties ($B)	$2.4	$8.3	$5.9

* AIR named Kingsley Elite Five in 2022, #2 among all operators and #1 for public REITs.

AIR uses “paired trades” to fund acquisitions, basing our cost of capital on the anticipated unlevered internal rates of return (“IRR”) of the communities or joint venture interests sold. We require a "spread" or accretion of an unlevered IRR at least 200 basis points higher on the communities purchased. This excess return is driven in part by what we call the AIR Edge, the cumulative result of our focus on resident selection, satisfaction, and retention, as well as relentless innovation in delivering best-in-class property management.

In the past two years, we have acquired $1.4 billion, or 14% of GAV, of properties new to the AIR operating platform. New purchases will increase to 17% of GAV with the anticipated acquisition in early next year of Southgate Towers in Miami Beach. (Please see below for further information regarding this acquisition.)

We estimate real estate values declined by approximately 10% during 2022, the result of approximately 85 basis points of NOI cap rate expansion, about half offset by strong NOI growth. As a paired trade investor, AIR is agnostic as to market changes insofar as it buys and sells properties in the same market conditions, and is focused on gaining an accretive “spread”. As market conditions change, AIR adjusts its target returns and spreads to reflect its new cost of capital. Our “paired trade” approach is intended to ensure that new acquisitions are accretive to earnings in the near-term, and will generate attractive spreads to IRRs in the long-term.

Transactions

Acquisitions

As previously announced, we acquired The District at Flagler Village in Fort Lauderdale, FL for $173 million in the third quarter. The property has 350 apartment homes and was newly constructed in 2021. It sits in the affluent and growing Flagler Village neighborhood with access to the Brightline train station. Year-to-date, we have acquired $640 million of properties new to the AIR platform.

Additionally, and as previously announced, we canceled existing master leases at four properties owned by AIR and previously leased to Aimco for purpose of their development. As part of the cancellation, AIR paid $200 million to Aimco for the added improvements. The four properties include 865 apartment homes with average revenue per apartment home of $3,669 and are located in the South Beach neighborhood of Miami Beach, FL, Kendall Square in Cambridge, MA, the Anschutz Medical Campus in Aurora, CO, and Redwood City, CA.

In aggregate, we expect a NOI yield in 2023 of mid 4%s and a long-term unlevered IRR of approximately 9%.

During the quarter, we also went under contract with a non-refundable deposit to acquire Southgate Towers, located in the South Beach neighborhood of Miami Beach with 495 apartment homes for $298 million. The acquisition is expected to close in early January 2023. We expect unlevered IRRs greater than 10% and at a spread of more than 200 basis points to the properties sold to fund its acquisition.

Dispositions

We had no dispositions in the third quarter. We anticipate selling six properties located in the New England area in November for a gross sales price of approximately $500 million, representing a trailing twelve-month NOI cap rate of 4.4%. These have been classified as held for sale as of September 30, 2022.

Capital Allocation – Share Repurchases

During the third quarter, AIR repurchased 1.2 million shares for $47 million, at an average price of $39.07 per share. Subsequent to quarter end and through November 2, 2022 we have purchased an additional 3.1 million shares for $115 million. In aggregate, we have repurchased 7.2 million shares during 2022 at an average price of $39.96. We are authorized by the AIR Board of Directors to repurchase an additional $213 million of shares. We consider share buybacks as part of a balanced investment program.

Balance Sheet

We seek to increase financial returns by using leverage with appropriate caution. We limit risk through our balance sheet structure, employing low leverage and primarily long-dated debt. We target a Net Leverage to EBITDAre ratio between 5.0x and 6.0x and anticipate the actual ratio will vary based on the timing of transactions. We maintain financial flexibility through ample unused and available credit, holding properties with substantial value unencumbered by property debt, maintaining an investment grade rating, and using partners’ capital when it enhances financial returns or reduces investment risk. We seek to minimize refunding and repricing risk.

Components of Leverage

Our leverage includes our share of long-term, non-recourse property debt encumbering our apartment communities, together with outstanding borrowings under our revolving credit facility, our term loans, unsecured notes payable, and preferred equity.

	SEPTEMBER 30, 2022
($ in millions)*	Amount	Weighted-Avg. Maturity (Yrs.)	Weighted-Avg. Term Before Repricing (Yrs.)
Fixed rate loans payable	$1,499	8.7	9.2
Floating rate loans payable**	138	3.3	4.0
AIR share of long-term, non-recourse property debt	1,637	8.2	8.6

Term loans	800	3.3	4.7
Unsecured notes payable	400	7.7	7.7
Outstanding borrowings on revolving credit facility	479	3.5	3.5
Preferred equity***	81	9.8	9.8
Total Leverage	$3,397	6.4	6.9
Cash and restricted cash	(100)
Net Leverage	$3,298
Leverage reduction funded by anticipated November 2022 property sales	(460)
Net Leverage, Pro forma for anticipated November 2022 sales	$2,838

Floating rate leverage not subject to interest rate caps and excluding borrowings on the revolving credit facility	3%

Net Leverage to Adjusted EBITDAre, Pro forma for anticipated November sales	5.9x

* Amounts are presented on a rounded basis and the sum of the individual amounts may not foot; please refer to Supplemental Schedule 5.

** Includes one loan with an interest rate cap at 5.35% and a second floating rate loan that is expected to be refinanced during the fourth quarter.

*** AIR’s Preferred equity is perpetual in nature; however, for illustrative purposes, we have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity, and of our preferred stock assuming it is called at the expiration of its no-call period.

As of September 30, 2022, about $170 million of AIR’s debt matures before 2025 and it is expected to be refunded before year end with $55 million at 4.9%, $14 million repaid and the remainder at a fixed rate to be determined. Once completed, AIR will have no debt maturing before the second quarter of 2025.

AIR anticipates using the net proceeds from the November property sales discussed above to reduce borrowings on its revolving credit facility.

Pro forma the completion of these refinancing activities, and exclusive of any remaining borrowings under its revolving credit facility, AIR’s floating rate debt exposure is anticipated to be $79 million. This debt has is subject to an interest rate cap at an effective rate of 5.35%.

Liquidity

We use our revolving credit facility for working capital, other short-term purposes, and to secure letters of credit. At September 30, 2022, our share of cash and restricted cash, excluding amounts related to tenant security deposits, was $100 million and we had the capacity to borrow up to $510 million on our revolving credit facility, bringing total liquidity to $610 million. Liquidity is expected to increase by approximately $460 million with the closing of the November property sales.

We manage our financial flexibility by maintaining an investment grade rating from S&P and holding communities that are unencumbered by property debt. As of September 30, 2022, we held unencumbered apartment communities with an estimated fair market value of approximately $8.3 billion, almost triple the amount as of December 31, 2020.

As previously announced, AIR is seeking an investment-grade Issuer Credit Rating from Moody’s and we anticipate receiving our rating during the fourth quarter.

Dividend and Equity Capital Markets

On November 1, 2022, our Board of Directors declared a quarterly cash dividend of $0.45 per share of Common Stock. This amount is payable on November 30, 2022, to stockholders of record on November 18, 2022. On an annualized basis, the dividend represents $1.80 per share, reflecting a dividend yield of approximately 4.7% based on AIR's closing share price on Tuesday, November 1, 2022. In setting AIR's 2022 dividend, our Board of Directors targeted a dividend level of approximately 75% of full year FFO per share.

The after-tax dividend will benefit from AIR's refreshed tax basis. Two-thirds of the 2021 dividend was a tax-free return of capital while the remaining one-third was taxable at capital gain rates. In the same year, approximately 60% of peer dividends were taxed at ordinary income rates, with the remaining 40% taxed at capital gain rates.

In 2022, we currently project a majority of our dividend will be taxable at capital gain rates, with the remainder taxable at ordinary income rates. We believe the tax characteristics of our dividend makes our stock more attractive to taxable investors, such as foreign investors, taxable individuals, and corporations by comparison to peer shares whose dividends are taxed at higher rates. For example, if AIR's 2022 dividend is characterized as 50% capital gains and 50% as ordinary income and peer 2022 dividends are characterized consistently with 2021, AIR's estimated after tax dividend would be approximately 35% higher than peer average.

Corporate Governance and Responsibility Update

During the quarter, AIR engaged with holders of approximately 70% of outstanding common shares, which included the participation of multiple Board members alongside senior management, in a series of lunches, dinners, video meetings, and calls. Numerous topics were discussed such as governance, investment strategy, operations, and corporate responsibility, including CEO succession planning and matters related to Environmental, Social, and Governance ("ESG"). Board members have also participated in several industry conferences and private meetings throughout the year. AIR's Board is highly proactive and welcomes investor feedback to ensure stockholder perspectives are well heard in Board deliberations.

AIR launched new corporate responsibility webpages during the quarter to highlight our commitments to ESG, and published corporate responsibility goals consistent with the United Nations Sustainable Development Goals. AIR also launched an inaugural materiality assessment and surveyed investors, its Board of Directors, teammates, vendors, and community partners to identify which topics they consider most material to the Company. Subsequent to quarter end, AIR published its 2021-2022 Corporate Responsibility Report, which demonstrates AIR's commitment to being an outstanding corporate citizen, and reinforces its dedication to ESG goal setting and reporting on progress through transparent, data-driven disclosures consistent with the Sustainability Accounting and Standards Board (“SASB”).

AIR has made progress on its goals to reduce the Company's environmental impact by 2025, which include a 15% energy use reduction, 10% water usage reduction, and 15% greenhouse gas reduction, all by 2025. This is in addition to more than a decade of investment in clean energy, energy efficiency and water conservation, including $7.9 million invested in energy conservation between 2019 and 2021.

AIR recently received its first public GRESB score of 78, which included an “A” grade for both ESG public disclosure and alignment with the Task Force for Climate-Related Financial Disclosures (“TCFD”). AIR received a “Green Star” from GRESB for overall Management and Performance in 2021, a perfect social responsibility score, and a near-perfect corporate governance score.

2022 Outlook

AIR's midpoint of FFO per share of $2.41 remains unchanged. Similarly, our expectations for run-rate FFO are unchanged at $2.19 per share. AIR expects full-year Pro forma FFO between $2.39 and $2.43 per share.

The following tables compare our 2021 FFO results to our full-year 2022 FFO expectations, at the midpoint:

2021 FFO per share	$2.14
Growth in Same Store NOI	0.32
Contribution from lower leverage and acquisitions, net of related sales dilution	(0.02)
Change in interest rates	(0.03)
Change in contribution from Aimco note prepayment	0.05
Reacquisition of properties previously leased to Aimco	(0.02)
Other	(0.03)
2022 FFO per share at the midpoint	$2.41

Expectation of Pro forma Run Rate
2021 FFO per share	$2.14
Less: Interest income on Aimco note, net of borrowing costs	(0.12)
2021 FFO per share before Aimco note contribution	$2.02
Growth in Same Store NOI	0.32
Net change in leverage, acquisitions and contribution from Aimco note prepayment	(0.05)
Change in interest rates	(0.05)
Reacquisition of properties previously leased to Aimco	(0.02)
Other	(0.03)
2022 FFO per share at the midpoint	$2.19

Our guidance ranges are based on the following components:

	YEAR-TO-DATE September 30, 2022	FULL YEAR 2022	PREVIOUS FULL YEAR 2022
($ Amounts represent AIR Share)
Net Income per share (1)	$3.68	$3.42 to $3.49	$3.42 to $3.49
Pro forma FFO per share	$1.81	$2.39 to $2.43	$2.38 to $2.44
Run rate Pro forma FFO per share		$2.19	$2.19
Pro forma FFO per share at the midpoint		$2.41	$2.41

Same Store Operating Components
Revenue change compared to prior year	10.2%	10.0% to 10.5%	10.0% to 10.5%
Expense change compared to prior year	0.6%	0.5% to 1.5%	2.0% to 2.5%
NOI change compared to prior year	14.1%	13.4% to 14.4%	13.0% to 14.0%

Offsite Costs
General and administrative expenses, as defined below (2)	$15M	$17M to $19M	$16M to $18M

Other Earnings
Lease income	$18M	~$18M	~$18M
Value of property acquisitions and cost of lease cancellation (3)	$840M	$840M	~$840M
Proceeds from dispositions of real estate, net	$774M	~$1.3B	~$1.3B

AIR Share of Capital Enhancements
Capital Enhancements	$73M	$90M to $110M	$90M to $110M

Balance Sheet
Net Leverage to Adjusted EBITDAre (4)	5.9x	6.0x	~5.5x
(1)
Includes gains on completed and anticipated property sales.
(2)
For the purposes of this presentation, General and Administrative expenses are defined as follows:
•
All costs that are reported as G&A expenses in our consolidated statements of operations,
•
Less: Asset management fees paid by joint venture partners in reimbursement of G&A-type services provided by AIR. AIR earned $1.8 million of such fees during the quarter.
•
Effective in 2022, G&A expenses in our consolidated statements of operations includes the depreciation of capitalized costs of non-real estate assets applicable to corporate activities. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets" in Supplemental Schedule 2a.
o
Our policy is to limit G&A expenses, as defined, to 15 basis points of GAV. In 2021, our CEO waived his cash compensation and contributed $0.3 million to meet this metric.
(3)
Excludes the acquisition of Southgate Towers, which is expected to close during the first quarter of 2023.
(4)
The September 30th ratio is pro forma for the planned use of cash proceeds from the November sales of approximately $460 million. The increase in leverage at year-end is due primarily to opportunistic share repurchases during the second half of 2022.

In the fourth quarter of 2022, AIR anticipates Pro forma FFO between $0.58 and $0.62 per share.

Appendix A – AIR Perspective on Macroeconomic Factors

AIR was designed with emphasis on stability, predictability, and efficiency in its business model. Through our high-quality portfolio and best-in-class property operations, what we call the AIR Edge, we expect to be able to generate stable and durable growth across economic cycles. As markets remain turbulent, AIR is either well positioned, well prepared, or both, around several macroeconomic factors impacting operating performance and cost of capital.

•
Inflation – In 2022, we experienced the most significant CPI inflation in 40 years. Apartments have shown their ability to reprice their rental rates to offset inflation. Combined with the increase of demand following economic recovery from the pandemic, rent growth has been substantial as evidenced by the average midpoint of peer guidance for Same Store Revenue growth of 11.4%. Notwithstanding a high rate of inflation, AIR's emphasis on efficiency has resulted in negative 10 basis points of growth in controllable operating expense (i.e., property operating expense net of real estate taxes, insurance, and utilities) over the year-to-date, consistent with our 12-year track record at 10 basis points of annual negative growth. Also during 2022, AIR expects to maintain its net G&A expense at less than 15 basis points GAV.

The result of an increasing top-line and stable expenses make for levered improvement to growth in Same Store NOI, expected at 13.9% for 2022. In general, inflation that is “higher for longer” will support relative outperformance by apartment owners in general, and by AIR in particular.

•
Recession – Recessions can be mild and severe. The two most recent recessions were severe for the US economy, but much less so for the apartment business in general, and for AIR in particular.

In general, the rate of bad debt, early termination of leases, and rates of turnover are a function of the quality of the property’s customer base at the arrival of the recession. In the third quarter of 2022, the average and median household income of AIR's new residents were $251,000 and $170,000, respectively, and our rent-to-income ratio was 18% for a household. More importantly, our residents also have FICO scores that average 90 points higher than the national renter average. We do not expect a significant increase in bad debt in the event of a recession.

Recessions are often localized to particular markets or industries. The recession in 2001 following the collapse of the “dot-com” economy was severe in the Bay Area technology markets, but less so, by example, in Philadelphia or Washington, D.C. The AIR portfolio is intentionally diversified across markets and submarkets with different and usually offsetting dynamics. Further, the AIR portfolio is diversified by price point with an expectation in a recession that “B” apartments gain even as “A” apartments potentially decline. AIR owns both “A” and “B” properties (52% and 48% of GAV, respectively), and offers apartment units at monthly price points ranging from less than $1,000 to over $20,000. Both property classes have similar rent-to-income coverage (17% in the "A" portfolio and 19% in the "B" portfolio); however, “B” properties are likely to benefit from increased demand from customers made more price sensitive in a recession, while “A” communities benefit from increased demand from customers “trading up” during a time of economic recovery.

Our experience in the recessions of the Great Financial Crisis ("GFC") and the recent pandemic may be instructive. For the full-year 2009, AIR's Same Store Revenue and Same Store NOI declined by 2.5% and 4.2%, respectively. 2010 was flat before returning to Same Store Revenue and Same Store NOI growth of 2.8% and 5.3%, respectively, in 2011. In the pandemic, AIR's Same Store Revenue and Same Store NOI declined by 2.4% and 4.0%, respectively, in 2020, while 2021 produced 1.7% and 1.6% of Same Store Revenue and Same Store NOI growth, respectively.

During the GFC, there was not the same extent of government interference with creditor remedies as was the case during the pandemic, which is still continuing. In the GFC, bad debt increased by 50 basis points before reverting to the then long-term trend in our portfolio of 60 basis points within 17 months. During the pandemic, there was extensive government interference with creditor remedies in many markets, which greatly magnified customer bad debt.

In general, the year-over-year growth rate in Same Store Revenue in a future year can be considered as the sum of (i) the “earn-in” of rents on leases made in the prior year, (ii) the magnitude of loss-to-lease (gain-to-lease), the difference between leases in place at year-end and the higher (lower) rents being paid in the future year, (iii) market rent growth in the future year, and (iv) changes in average daily occupancy or bad debt. In 2023, we estimate Same Store Revenue will begin with an approximately 5% “earn-in”, while loss-to-lease, market rent growth, and changes in average daily occupancy or bad debt will be determined by the local economies.

•
Interest Rates – AIR is only slightly exposed to Fed policies increasing interest rates. We have low leverage, about 25% of our capitalization. It is long-dated with limited refunding risk due to no future maturities in the balance of 2022, and no future maturities in all of 2023 or 2024 pro forma for the completion of refinancing 5% of our total leverage, which is expected before year-end. We have fixed rates and put in place hedges, such that pro forma these refinancings, AIR has only 3% of total leverage subject to repricing in the next 30 months.

Appendix B – AIR Strategic Objectives

We created AIR to be the most efficient and effective way to invest in U.S. multi-family real estate, due to our simplified business model, diversified portfolio of stabilized apartment communities, and low leverage. The Board of Directors has set the following strategic objectives:

•
Pursue a simple, efficient, and predictable business model with a low-risk premium
•
Maintain a high quality and diversified portfolio of stabilized multi-family properties
•
Improve our best-in-class property operations platform to generate above-market organic growth
•
Maintain an efficient cost structure with G&A less than or equal to 15 basis points of Gross Asset Value
•
Maintain a flexible, low levered balance sheet with access to public debt markets
•
Enhance portfolio quality through a disciplined approach to capital allocation, targeting accretive opportunities on a leverage neutral basis
•
Develop private capital partnerships as a source of equity capital for accretive growth
•
Continue our commitment to corporate responsibility with transparent and measurable goals

Earnings Conference Call Information

Live Conference Call:	Conference Call Replay:
Friday, November 4, 2022 at 1:00 p.m. ET	Replay available until February 2, 2023
Domestic Dial-In Number: 1-844-200-6205	Domestic Dial-In Number: 1-866-813-9403
International Dial-In Number: 1-929-526-1599	International Dial-In Number: +44-204-525-0658
Passcode: 342431	Passcode: 726049
Live webcast and replay:
investors.aircommunities.com

Supplemental Information

The full text of this Earnings Release and the Supplemental Information referenced in this release is available on AIR’s website at investors.aircommunities.com.

Glossary & Reconciliations of Non-GAAP Financial and Operating Measures

Financial and operating measures found in this Earnings Release and the Supplemental Information include certain financial measures used by AIR management that are measures not defined under accounting principles generally accepted in the United States ("GAAP"). Certain AIR terms and Non-GAAP measures are defined in the Glossary in the Supplemental Information and Non-GAAP measures reconciled to the most comparable GAAP measures.

About AIR

AIR is a real estate investment trust focused on the ownership and management of quality apartment communities located in the largest markets in the United States. AIR is one of the country’s largest owners and operators of apartments, with 80 communities in 11 states and the District of Columbia. AIR common shares are traded on the New York Stock Exchange under the ticker symbol AIRC, and are included in the S&P 400. For more information about AIR, please visit our website at www.aircommunities.com.

Contact

Matthew O'Grady

Senior Vice President, Capital Markets

(303) 691-4566

Mary Jensen

Head of Investor Relations

(303) 691-4349

investors@aircommunities.com

Forward-looking Statements

This Earnings Release and Supplemental Information contain forward-looking statements within the meaning of the Federal securities laws, including, without limitation, statements regarding projected results and specifically forecasts of 2022 and 2023 results, including but not limited to: NAREIT FFO, Pro forma FFO and selected components thereof; expectations regarding consumer demand, growth in revenue and strength of other performance metrics and models; expectations regarding acquisitions as well as sales and joint ventures and the use of proceeds thereof; and AIR liquidity and leverage metrics. We caution investors not to place undue reliance on any such forward-looking statements.

These forward-looking statements are based on management’s current expectations, estimates and assumptions and subject to risks and uncertainties, that could cause actual results to differ materially from such forward-looking statements, including, but not limited to: the effects of the COVID-19 pandemic on AIR’s business and on the global and U.S. economies generally, and the ongoing, dynamic and uncertain nature and duration of the pandemic, all of which heightens the impact of the other risks and factors described herein; real estate and operating risks, including fluctuations in real estate values and the general economic climate in the markets in which we operate and competition for residents in such markets; national and local economic conditions, including inflation, the pace of job growth, and the level of unemployment; the amount, location and quality of competitive new housing supply; the timing and effects of acquisitions and dispositions; changes in operating costs, including energy costs; negative economic conditions in our geographies of operation; loss of key personnel; AIR’s ability to maintain current or meet projected occupancy, rental rate and property operating results; expectations regarding sales of apartment communities and the use of proceeds thereof; insurance risks, including the cost of insurance, and natural disasters and severe weather such as hurricanes; financing risks, including the availability and cost of financing; the risk that cash flows from operations may be insufficient to meet required payments of principal and interest; the risk that earnings may not be sufficient to maintain compliance with debt covenants, including financial coverage ratios; legal and regulatory risks, including costs associated with prosecuting or defending claims and any adverse outcomes; the terms of laws and governmental regulations that affect us and interpretations of those laws and regulations; and possible environmental liabilities, including costs, fines or penalties that may be incurred due to necessary remediation of contamination of apartment communities presently or previously owned by AIR. Other risks and uncertainties are described in filings by AIR with the Securities and Exchange Commission ("SEC"), including the section entitled "Risk Factors" in Item 1A of AIR’s Annual Report on Form 10-K for the year ended December 31, 2021, and subsequent filings with the SEC.

In addition, our current and continuing qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code of 1986, as amended (the "Code"), and depends on our ability to meet the various requirements imposed by the Code, through actual operating results, distribution levels and diversity of stock ownership.

These forward-looking statements reflect management’s judgment as of this date, and we assume no obligation to revise or update them to reflect future events or circumstances. This earnings release does not constitute an offer of securities for sale.

Consolidated Statements of Operations

(in thousands, except per share data) (unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2022	2021	2022	2021
REVENUES
Rental and other property revenues (1)	$198,413	$190,082	$558,686	$541,533
Other revenues	2,458	1,695	7,163	4,990
Total revenues	200,871	191,777	565,849	546,523

OPERATING EXPENSES
Property operating expenses (1)	71,250	73,925	198,273	203,300
Depreciation and amortization	90,445	81,121	253,650	232,192
General and administrative expenses (2)	7,663	5,875	19,593	15,510
Other expenses, net	4,941	3,816	5,883	9,207
Total operating expenses	174,299	164,737	477,399	460,209
Interest income (3)	9,613	13,432	48,746	45,088
Interest expense	(32,656)	(30,530)	(80,790)	(100,212)
Loss on extinguishment of debt	—	(6,673)	(23,636)	(44,833)
Gain on dispositions of real estate and derecognition of leased properties	—	7,127	587,609	94,512
Loss from unconsolidated real estate partnerships	(87)	—	(2,974)	—
Income before income tax (expense) benefit	3,442	10,396	617,405	80,869
Income tax (expense) benefit	(46)	275	(966)	(770)
Net income	3,396	10,671	616,439	80,099

Noncontrolling interests:
Net loss attributable to noncontrolling interests in consolidated real estate partnerships	102	785	285	3,417
Net income attributable to preferred noncontrolling interests in AIR OP	(1,602)	(1,603)	(4,807)	(4,810)
Net income attributable to common noncontrolling interests in AIR OP	(137)	(475)	(37,053)	(3,966)
Net income attributable to noncontrolling interests	(1,637)	(1,293)	(41,575)	(5,359)
Net income attributable to AIR	1,759	9,378	574,864	74,740
Net income attributable to AIR preferred stockholders	(43)	(43)	(128)	(136)
Net income attributable to participating securities	44	(46)	(373)	(149)
Net income attributable to AIR common stockholders	$1,760	$9,289	$574,363	$74,455

Net income attributable to AIR common stockholders per share – basic	$0.01	$0.06	$3.69	$0.49
Net income attributable to AIR common stockholders per share – diluted	$0.01	$0.06	$3.68	$0.48

Weighted-average common shares outstanding – basic	153,811	156,646	155,488	153,289
Weighted-average common shares outstanding – diluted	154,057	157,042	157,440	153,650
(1)
Rental and other property revenues for the three and nine months ended September 30, 2022, are inclusive of $8.3 million and $33.4 million, respectively, of revenues related to sold properties. Rental and other property revenues for the three and nine months ended September 30, 2021, are inclusive of $29.8 million and $87.1 million, respectively, of revenues related to sold properties. Property operating expenses for the three and nine months ended September 30, 2022, are inclusive of $2.7 million and $11.3 million, respectively, of expenses related to sold properties. Property operating expenses for the three and nine months ended September 30, 2021, are inclusive of $9.1 million and $27.9 million, respectively, of expenses related to sold properties.

Rental and other property revenues for the three and nine months ended September 30, 2021, are inclusive of $7.5 million and $21.8 million, respectively, of revenues related to the third-party share of properties included in the Washington, D.C. joint venture. Property operating expenses for the three and nine months ended September 30, 2021, are inclusive of $1.8 million and $5.5 million, respectively, of expenses related to the third-party share of properties included in the Washington, D.C. joint venture.

(2)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California joint venture is consolidated on our balance sheet and accordingly fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington D.C. area joint venture is not consolidated on our balance sheet and accordingly fees earned in this venture are included in loss from unconsolidated real estate partnerships.
(3)
Interest income for the three and nine months ended September 30, 2022 includes $0.4 million and $13.8 million, respectively, of income associated with our note receivable from Aimco, and $4.4 million and $17.3 million, respectively, of interest income associated with leased properties. In addition, interest income for the three and nine months ended September 30, 2022, includes $4.5 million and $17.4 million, respectively, of prepayment penalty associated with the note repayment from Aimco.

Interest income for the three and nine months ended September 30, 2021, includes $6.9 million and $20.8 million, respectively, of income associated with our note receivable from Aimco, and $6.5 million and $19.4 million, respectively, of interest income associated with leased properties.

Consolidated Balance Sheets

(in thousands) (unaudited)

	September 30,	December 31,
	2022	2021
Assets
Real estate	$8,038,570	$6,885,081
Accumulated depreciation	(2,370,792)	(2,284,793)
Net real estate	5,667,778	4,600,288
Cash and cash equivalents	87,732	67,320
Restricted cash	26,914	25,441
Note receivable from Aimco	—	534,127
Leased real estate assets	—	466,355
Goodwill	32,286	32,286
Other assets (1)	779,205	568,051
Assets held for sale	128,538	146,492
Total Assets	$6,722,453	$6,440,360

Liabilities and Equity
Non-recourse property debt	$2,028,658	$2,305,756
Debt issue costs	(9,241)	(11,017)
Non-recourse property debt, net	2,019,417	2,294,739
Term loans, net	796,334	1,144,547
Revolving credit facility borrowings	479,000	304,000
Unsecured notes payable, net	397,417	—
Accrued liabilities and other (1)	758,441	592,774
Liabilities related to assets held for sale	472	85,775
Total Liabilities	4,451,081	4,421,835

Preferred noncontrolling interests in AIR OP	79,330	79,370

Equity:
Perpetual preferred stock	2,000	2,129
Class A Common Stock	1,530	1,570
Additional paid-in capital	3,583,111	3,763,105
Accumulated other comprehensive income	45,948	—
Distributions in excess of earnings	(1,589,409)	(1,953,779)
Total AIR equity	2,043,180	1,813,025
Noncontrolling interests in consolidated real estate partnerships	(76,200)	(70,883)
Common noncontrolling interests in AIR OP	225,062	197,013
Total Equity	2,192,042	1,939,155
Total Liabilities and Equity	$6,722,453	$6,440,360
(1)
Other assets includes the Parkmerced mezzanine investment and the fair value of an associated interest rate swap option, and accrued liabilities and other includes the offsetting liabilities, both of which equal $451 million. The benefits and risks of ownership of both the Parkmerced mezzanine investment and the interest rate swap option have been transferred to Aimco, but legal transfer has not occurred.

Supplemental Schedule 1

Funds From Operations Reconciliation

Three and Nine Months Ended September 30, 2022, Compared to Three and Nine Months Ended September 30, 2021

(in thousands, except per share data) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Net income attributable to AIR common stockholders	$1,760	$9,289	$574,363	$74,455
Adjustments:
Real estate depreciation and amortization, net of noncontrolling partners’ interest	85,057	74,864	240,436	213,947
Gain on dispositions of real estate and derecognition of leased properties, net of noncontrolling partners' interest	—	(7,127)	(587,453)	(94,512)
Income tax adjustments related to gain on dispositions and other tax-related items	(348)	(122)	(1,448)	150
Common noncontrolling interests in AIR OP’s share of above adjustments	(5,198)	(3,269)	21,083	(5,842)
Amounts allocable to participating securities	(52)	—	244	—
NAREIT FFO attributable to AIR common stockholders	$81,219	$73,635	$247,225	$188,198
Adjustments:
Loss on extinguishment of debt (1)	—	6,673	23,636	44,833
Separation, business transformation, and transition related costs (2)	1,419	1,393	3,881	3,858
Non-cash straight-line rent (3)	3,660	642	4,944	1,979
Incremental cash received from leased properties (4)	109	191	432	500
Casualty and other (5)	4,280	5,364	4,635	6,144
Common noncontrolling interests in AIR OP’s share of above adjustments	(581)	(690)	(2,300)	(2,829)
Amounts allocable to participating securities	—	(13)	(19)	(29)
Pro forma FFO attributable to AIR common stockholders	$90,106	$87,195	$282,434	$242,654

Weighted-average common shares outstanding – basic	153,811	156,646	155,488	153,289
Dilutive common share equivalents (6)	246	396	269	361
Total shares and dilutive share equivalents	154,057	157,042	155,757	153,650

Net income attributable to AIR per share – diluted	$0.01	$0.06	$3.68	$0.48
NAREIT FFO per share – diluted	$0.53	$0.47	$1.59	$1.22
Pro forma FFO per share – diluted	$0.58	$0.56	$1.81	$1.58
(1)
During 2022 and 2021, we incurred debt extinguishment costs related to the prepayment of debt. We excluded these costs from Pro forma FFO because we believe they are not representative of future cash flows.
(2)
During 2022, we incurred consulting, placement, legal, and other transformation related costs as we fully implement AIR’s business model, including projects intended to increase efficiency and reduce costs in future periods. During 2021, we incurred tax, legal and other costs in connection with the Separation. We excluded these costs from Pro forma FFO because we believe they are not related to ongoing operating performance.
(3)
In 2018 and 2022, we assumed 99-year ground leases with scheduled rent increases. Due to the terms of the leases, GAAP rent expense will exceed cash rent payments until 2076 and 2079, respectively. We include the cash rent payments for this ground lease in Pro forma FFO but exclude the incremental straight-line non-cash rent expense. The rent expense for this lease is included in other expense, net, in our condensed consolidated statements of operations.
(4)
During 2021 and 2022, we had certain properties leased to a third party. Due to the terms of these leases, cash received exceeded GAAP income. We included the cash lease income in Pro forma FFO. These leases were canceled during the third quarter of 2022.
(5)
In the third quarter of 2022, we incurred casualty losses due to Hurricane Ian-related wind damage, primarily at one of our communities in South Florida, and flooding at one of our communities in Boston. In the third quarter of 2021, we incurred casualty losses due to Hurricane Ida-related flooding in downtown Philadelphia causing damage to our Park Towne Place apartment community, and continued to incur incremental costs related to its cleanup in 2022, net of third party reimbursements received. We excluded these costs and reimbursements from Pro forma FFO because of the unusual nature of the weather events.
(6)
Certain common share equivalents that are included in our calculation of net income attributable to AIR per share, diluted are excluded from our calculation of NAREIT FFO per share and Pro forma FFO per share as they are anti-dilutive.

Supplemental Schedule 2(a)

Funds From Operations Information

Three and Nine Months Ended September 30, 2022, Compared to Three and Nine Months Ended September 30, 2021

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021
Revenues, before utility reimbursements
Same Store	$152,219	$147,898	$441,725	$427,046
Other Real Estate (1)	30,258	5,558	62,371	8,563
Total revenues, before utility reimbursements	182,477	153,456	504,096	435,609
Expenses, net of utility reimbursements (2)
Same Store	39,050	40,656	115,598	120,516
Other Real Estate	10,606	2,982	23,485	5,370
Total expenses, net of utility reimbursements	49,656	43,638	139,083	125,886
Net operating income (3)	132,821	109,818	365,013	309,723
Lease income	4,483	6,489	17,550	19,387
Property management expenses, net	(5,627)	(6,256)	(16,730)	(17,844)
Property income	131,677	110,051	365,833	311,266

General and administrative expenses (2)(4)	(5,943)	(4,836)	(14,668)	(12,392)

Interest expense	(32,656)	(30,530)	(80,790)	(100,212)
Loss on extinguishment of debt	—	(6,673)	(23,636)	(44,833)
Preferred dividends	(1,645)	(1,646)	(4,935)	(4,946)
Interest income from note receivable from Aimco (5)	4,978	6,943	31,221	20,832
Interest income	230	—	235	4,869
Total cost of capital	(29,093)	(31,906)	(77,905)	(124,290)

Casualties	(4,478)	(6,394)	(6,271)	(7,851)
Depreciation and amortization related to non-real estate assets (2)	—	(818)	—	(2,203)
Land leases	(5,281)	(1,321)	(7,926)	(3,955)
Income from unconsolidated real estate partnerships	1,018	—	2,922	—
Other income (expense), net	340	(2,495)	2,043	(5,252)
Tax (expense) benefit, net	(407)	151	(2,438)	(619)
NOI related to sold and held for sale communities	5,556	20,687	22,004	59,196
Total other	(3,252)	9,810	10,334	39,316

Common noncontrolling interests in AIR OP	(5,343)	(3,790)	(16,099)	(9,957)
Proportionate adjustments	(6,827)	(5,694)	(20,270)	(15,745)

NAREIT FFO attributable to AIR common stockholders	$81,219	$73,635	$247,225	$188,198
Total pro forma adjustments, net of common noncontrolling interests in AIR OP and participating securities	8,887	13,560	35,209	54,456
Pro forma FFO attributable to AIR common stockholders	$90,106	$87,195	$282,434	$242,654

(1)
During the three months ended September 30, 2022, our Other Real Estate portfolio increased due to the acquisition of one apartment community in South Florida and the cancellation of leases at four properties previously leased to a third party.
(2)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets." We have not made this reclassification in the presentation of the 2021 period in Supplemental Schedules 2 and 3. Please refer to Supplemental Schedule 6 for comparative information presented in a consistent format. See "Property Net Operating Income and Proportionate Property NOI" in the Glossary for a reconciliation of amounts presented on Supplemental Schedules 2 and 3 to the amounts presented on Supplemental Schedule 6.
(3)
Third quarter and year-to-date 2022 Same Store NOI excludes $6.5 million and $18.0 million, respectively, related to the third-party share of property NOI included in the Washington, D.C. joint venture.
(4)
In setting our G&A benchmark of 15 bps of Gross Asset Value, we consider asset management fees earned in our joint ventures as a reduction of general and administrative expenses. In accordance with GAAP, general and administrative expenses are shown gross of these asset management fees. The California joint venture is consolidated on our balance sheet and accordingly fees earned in this venture are included in the determination of net (income) loss attributable to noncontrolling interests in consolidated real estate partnerships. The Washington, D.C. area joint venture is not consolidated on our balance sheet and accordingly fees earned in this venture are included in loss from unconsolidated real estate partnerships.
(5)
Inclusive of $4.5 million and $17.4 million of prepayment penalty from the note repayment from Aimco for the three and nine months ended September 30, 2022, respectively, and $0.4 million and $13.8 million of interest on the note for the three and nine months ended September 30, 2022, respectively.

Supplemental Schedule 2(b)

Partially Owned Entities

Three and Nine Months Ended September 30, 2022, Compared to Three and Nine Months Ended September 30, 2021

(in thousands) (unaudited)

	Noncontrolling Interests (1)		Unconsolidated (2)		Noncontrolling Interests (1)		Unconsolidated (2)
	Three Months Ended September 30,		Three Months Ended September 30,		Nine Months Ended September 30,		Nine Months Ended September 30,
	2022	2021	2022	2021	2022	2021	2022	2021
Revenues, before utility reimbursements	$15,193	$13,796	$2,081	$—	$44,893	$40,049	$5,924	$—
Expenses, net of utility reimbursements	3,917	3,792	499	—	11,523	11,236	1,496	—
Net operating income	11,276	10,004	1,582		33,370	28,813	4,428

Property management expenses, net	(528)	(421)	(66)	—	(1,420)	(1,238)	(186)	—
Casualties	(26)	(28)	(6)	—	184	(98)	(12)	—
Other expense, net	(47)	(32)	—	—	(146)	(61)	—	—
Interest expense on non-recourse property debt	(3,745)	(3,795)	(948)	—	(11,273)	(11,506)	(2,142)	—
Contribution from real estate operations	6,930	5,728	562	—	20,715	15,910	2,088	—

Other non-property (expenses) income, net	(103)	(34)	456		(445)	(165)	834
FFO from real estate operations	$6,827	$5,694	$1,018	$—	$20,270	$15,745	$2,922	$—

Total apartment communities	16	16	3	—
Total apartment homes	5,369	5,369	1,748	—
Noncontrolling interests’ share of consolidated apartment homes/AIR share of unconsolidated apartment homes (3)	1,703	1,721	350	—
(1)
Amounts represent the noncontrolling interests’ proportionate share of consolidated amounts, including the amounts related to the California joint venture.
(2)
Amounts represent AIR’s proportionate share of the operations of three unconsolidated properties included in the Washington, D.C. area joint venture.
(3)
During the third quarter, AIR acquired an additional 10% of ownership in the RI-15 Limited Partnership.

Supplemental Schedule 3

Property Net Operating Income

Trailing Five Quarters

(consolidated amounts, in thousands) (unaudited)

	Three Months Ended
	September 30, 2022	June 30, 2022	March 31, 2022	December 31, 2021	September 30, 2021
Revenues, before utility reimbursements

Same Store	$152,219	$146,883	$142,623	$143,782	$147,898

Other Real Estate (1)	30,258	17,279	14,834	14,290	5,558

Total revenues, before utility reimbursements	182,477	164,162	157,457	158,072	153,456

Expenses, net of utility reimbursements (2)

Same Store	39,050	38,361	38,187	37,274	40,656

Other Real Estate	10,606	6,775	6,104	5,347	2,982

Total expenses, net of utility reimbursements	49,656	45,136	44,291	42,621	43,638

Property Net Operating Income

Same Store (3)	113,169	108,522	104,436	106,508	107,242

Other Real Estate	19,652	10,504	8,730	8,943	2,576

Total Property Net Operating Income	$132,821	$119,026	$113,166	$115,451	$109,818

NOI related to communities sold and held for sale	$5,556	$6,865	$9,583	$19,374	$20,687
(1)
During the three months ended September 30, 2022, our Other Real Estate portfolio increased due to the acquisition of one apartment community in South Florida and the cancellation of leases at four properties previously leased to Aimco.
(2)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets." We have not made this reclassification in the presentation of the 2021 period in Supplemental Schedules 2 and 3. Please refer to Supplemental Schedule 6 for comparative information presented in a consistent format. See "Property Net Operating Income and Proportionate Property NOI" in the Glossary for a reconciliation of amounts presented on Supplemental Schedules 2 and 3 to the amounts presented on Supplemental Schedule 6.
(3)
The three months ended September 30, 2022, June 30, 2022, March 31, 2022, and December 31, 2021 excludes $6.5 million, $5.8 million, $5.7 million, and $5.4 million, respectively, related to the third-party share of property NOI included in the Washington, D.C. area joint venture. See Supplemental Schedule 6 for Same Store NOI comparative data.

Supplemental Schedule 4

Apartment Home Summary

As of September 30, 2022

(unaudited)

	Number of Apartment Communities	Number of Apartment Homes	AIR Share of Apartment Homes

Same Store (1)	58	20,730	17,629
Other Real Estate (2)	16	4,556	4,556
Held for Sale	6	1,314	1,314
Total Portfolio	80	26,600	23,499

Land and land interests leased (3)	2
(1)
Our Same Store portfolio includes three unconsolidated communities with 1,748 homes, of which AIR's share is 350 homes. From June 30, 2022 to September 30, 2022, our Same Store portfolio decreased due to the classification of six properties as held for sale.
(2)
From June 30, 2022 to September 30, 2022, our Other Real Estate portfolio increased due to the acquisition of one apartment community in South Florida and the cancellation of leases at four properties previously leased to Aimco.
(3)
Land and land interests have a value of approximately $33 million.

Supplemental Schedule 5(a)

Capitalization and Financial Metrics

As of September 30, 2022

(dollars in thousands) (unaudited)

Leverage Balances and Characteristics

Debt	Consolidated	AIR Share of Unconsolidated Partnerships	Noncontrolling Interests	Total AIR Share	Weighted- Average Maturity (Years)		Weighted- Average Stated Interest Rate
Fixed rate loans payable (1)	$1,970,158	$—	$(470,804)	$1,499,354	8.7		3.3%
Floating rate loans payable	58,500	79,000	—	137,500	3.3		5.1%
Non-recourse property debt	$2,028,658	$79,000	$(470,804)	$1,636,854	8.2		3.4%

Term Loans (1)	800,000	—	—	800,000	3.3	(2)	4.1%
Unsecured notes payable	400,000	—	—	400,000	7.7		4.3%
Revolving credit facility borrowings	479,000	—	—	479,000	3.5	(2)	4.1%
Preferred equity	81,330	—	—	81,330	9.8	(3)	8.1%
Total leverage	$3,788,988	$79,000	$(470,804)	$3,397,184	6.4		3.9%

Cash and restricted cash (4)	(104,401)	—	4,844	(99,557)
Net leverage	$3,684,587	$79,000	$(465,960)	$3,297,627

Leverage Ratios Third Quarter 2022 (5)

	Annualized Current Quarter	Pro forma Completion of November 2022 Sales Annualized Current Quarter (6)
Proportionate Debt to Adjusted EBITDAre	6.4x	5.8x
Net Leverage to Adjusted EBITDAre	6.6x	5.9x

Unsecured Credit Facility Covenants	September 30, 2022	Covenant
Fixed Charge Coverage Ratio	3.7x	1.5x
Leverage Ratio	38.2%	≤ 60.0%
Secured Indebtedness Ratio (7)	18.8%	≤ 45.0%
Unsecured Leverage Ratio	28.4%	≤ 60.0%

(1)
Fixed rate loans payable and term loans include an aggregate of $830 million of nominally floating rate debt that has been fixed using interest rate swaps at a weighted-average all-in cost of 4.2%.
(2)
Assumes exercise of extension options.
(3)
Our preferred OP Units are redeemable at the holder’s option and our preferred stock is redeemable by AIR on or after December 15, 2025. We have computed the weighted-average maturity of our preferred OP Units assuming a 10-year maturity and preferred stock assuming it is called at the expiration of the no-call period.
(4)
Restricted cash on the balance sheet includes tenant security deposits, which are excluded for purposes of calculating our net leverage.
(5)
We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts. Our Adjusted EBITDAre has been calculated on a pro forma basis as further described in the Glossary. We target a Net Leverage to EBITDAre ratio of approximately 5.0x to 6.0x with a midpoint of 5.5x, but anticipate the ratio will vary based on the timing of transactions.
(6)
Pro forma for the planned use of cash proceeds from the November sales of approximately $460 million.
(7)
Covenant requirement becomes ≤ 40.0% after March 31, 2023.

Supplemental Schedule 5(b)

Capitalization and Financial Metrics

As of September 30, 2022

(dollar amounts in thousands) (unaudited)

AIR Share of Non-Recourse Property Debt and Term Loans

	Amortization	Maturities	Sub-Total Non-Recourse Property Debt	Unsecured Debt (1)		Total	Maturities as a Percent of Total	Average Rate on Maturing Debt
2022 Q4	5,938	53,276	59,214	—		59,214	1.9%	5.1%

2023 Q1	5,783	—	5,783	—		5,783	—%	—%
2023 Q2	5,703	27,551	33,254	—		33,254	1.0%	3.8%
2023 Q3	5,693	—	5,693	—		5,693	—%	—%
2023 Q4	5,746	—	5,746	—		5,746	—%	—%
Total 2023	22,925	27,551	50,476	—		50,476	1.0%	3.8%

2024	23,902	88,500	112,402	—		112,402	3.1%	5.1%
2025	23,165	285,721	308,886	600,000	(2)	908,886	31.2%	3.9%
2026	18,627	98,790	117,417	200,000		317,417	10.5%	3.8%
2027	17,063	127,565	144,628	100,000		244,628	8.0%	3.9%
2028	13,949	94,463	108,412	—		108,412	3.3%	3.4%
2029	13,659	84,146	97,805	100,000		197,805	6.5%	3.9%
2030	10,891	267,939	278,830	—		278,830	9.4%	3.1%
2031	4,965	149,475	154,440	—		154,440	5.3%	3.0%
Thereafter	136,976	67,368	204,344	200,000		404,344	9.4%	4.0%
Total	$292,060	$1,344,794	$1,636,854	$1,200,000		$2,836,854	89.7%	3.8%
(1)
Includes $800 million of term loans and $400 million of unsecured notes payable.
(2)
Amount shown is assuming exercise of extension options.

Preferred Equity

	Amount Outstanding as of September 30, 2022	Date First Available for Redemption by AIR	Coupon	Amount
Class A Perpetual Preferred Stock	20	December 2025	8.50%	$2,000
Preferred Partnership Units	2,934,063	n/a	8.08%	79,330
Total Preferred Equity			8.09%	$81,330

Common Stock, Partnership Units and Equivalents (shares and units in thousands)

September 30, 2022
Class A Common Stock outstanding	152,669
Participating unvested restricted stock	116
Dilutive options, share equivalents and non-participating unvested restricted stock	344
Total shares and dilutive share equivalents	153,129
Common Partnership Units and equivalents outstanding	10,325
Total shares, units, and dilutive share equivalents	163,454

Supplemental Schedule 6(a)

Same Store Operating Results

Three Months Ended September 30, 2022, Compared to Three Months Ended September 30, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of September 30, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	3Q 2022	3Q 2021	Growth	3Q 2022	3Q 2021	Growth	3Q 2022	3Q 2021	Growth	3Q 2022	3Q 2022	3Q 2021	3Q 2022	3Q 2021
Bay Area	7	1,967	1,412	$13,497	$12,542	7.6%	$3,580	$3,482	2.8%	$9,917	$9,060	9.5%	73.5%	95.9%	94.8%	$3,324	$3,122
Boston	5	1,148	1,148	10,754	11,012	(2.3%)	3,103	3,014	3.0%	7,651	7,998	(4.3%)	71.1%	97.1%	96.9%	3,215	3,298
Denver	7	2,027	1,988	11,967	11,143	7.4%	3,071	3,106	(1.1%)	8,896	8,037	10.7%	74.3%	95.5%	97.5%	2,101	1,916
Washington, D.C. (1)	6	4,103	2,700	14,939	13,186	13.3%	3,674	3,846	(4.5%)	11,265	9,340	20.6%	75.4%	97.5%	97.5%	1,892	1,669
Los Angeles	9	3,815	2,966	29,446	26,156	12.6%	6,242	6,288	(0.7%)	23,204	19,868	16.8%	78.8%	97.2%	97.0%	3,404	3,031
Miami	5	1,747	1,747	14,267	11,817	20.7%	4,068	4,128	(1.5%)	10,199	7,689	32.6%	71.5%	92.4%	96.3%	2,968	2,359
Philadelphia	9	2,748	2,669	22,273	20,659	7.8%	6,400	6,085	5.2%	15,873	14,574	8.9%	71.3%	94.8%	94.7%	2,933	2,724
San Diego	6	2,367	2,191	16,279	14,816	9.9%	3,436	3,307	3.9%	12,843	11,509	11.6%	78.9%	97.0%	97.2%	2,554	2,321
Other Markets	4	808	808	5,507	5,436	1.3%	2,086	2,369	(11.9%)	3,421	3,067	11.5%	62.1%	93.9%	96.2%	2,418	2,329
Total	58	20,730	17,629	$138,929	$126,767	9.6%	$35,660	$35,625	0.1%	$103,269	$91,142	13.3%	74.3%	95.9%	96.5%	$2,740	$2,485
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(b)

Same Store Operating Results

Three Months Ended September 30, 2022, Compared to Three Months Ended June 30, 2022

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of September 30, 2022.

				Revenues, Before Utility Reimbursements			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	3Q 2022	2Q 2022	Growth	3Q 2022	2Q 2022	Growth	3Q 2022	2Q 2022	Growth	3Q 2022	3Q 2022	2Q 2022	3Q 2022	2Q 2022
Bay Area	7	1,967	1,412	$13,497	$13,161	2.6%	$3,580	$3,428	4.4%	$9,917	$9,733	1.9%	73.5%	95.9%	97.2%	$3,324	$3,196
Boston	5	1,148	1,148	10,754	10,258	4.8%	3,103	3,172	(2.2%)	7,651	7,086	8.0%	71.1%	97.1%	96.8%	3,215	3,076
Denver	7	2,027	1,988	11,967	11,271	6.2%	3,071	2,880	6.6%	8,896	8,391	6.0%	74.3%	95.5%	95.6%	2,101	1,978
Washington, D.C. (1)	6	4,103	2,700	14,939	13,656	9.4%	3,674	3,690	(0.4%)	11,265	9,966	13.0%	75.4%	97.5%	97.8%	1,892	1,723
Los Angeles	9	3,815	2,966	29,446	30,181	(2.4%)	6,242	6,181	1.0%	23,204	24,000	(3.3%)	78.8%	97.2%	97.7%	3,404	3,471
Miami	5	1,747	1,747	14,267	13,155	8.5%	4,068	4,223	(3.7%)	10,199	8,932	14.2%	71.5%	92.4%	94.3%	2,968	2,681
Philadelphia	9	2,748	2,669	22,273	21,155	5.3%	6,400	5,925	8.0%	15,873	15,230	4.2%	71.3%	94.8%	96.3%	2,933	2,744
San Diego	6	2,367	2,191	16,279	15,643	4.1%	3,436	3,266	5.2%	12,843	12,377	3.8%	78.9%	97.0%	97.4%	2,554	2,443
Other Markets	4	808	808	5,507	5,365	2.6%	2,086	2,396	(12.9%)	3,421	2,969	15.2%	62.1%	93.9%	96.4%	2,418	2,296
Total	58	20,730	17,629	$138,929	$133,845	3.8%	$35,660	$35,161	1.4%	$103,269	$98,684	4.6%	74.3%	95.9%	96.8%	$2,740	$2,618
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(c)

Same Store Operating Results

Nine Months Ended September 30, 2022, Compared to Nine Months Ended September 30, 2021

(proportionate amounts, in thousands, except community, home, and per home data) (unaudited)

The table below presents AIR’s Same Store portfolio as of September 30, 2022.

				Revenues, Before Utility Reimbursements (1)			Expenses, Net of Utility Reimbursements			Net Operating Income			Net Operating Income Margin	Average Daily Occupancy During Period		Average Revenue per AIR Apartment Home
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	YTD 3Q 2022	YTD 3Q 2021	Growth	YTD 3Q 2022	YTD 3Q 2021	Growth	YTD 3Q 2022	YTD 3Q 2021	Growth	YTD 3Q 2022	YTD 3Q 2022	YTD 3Q 2021	YTD 3Q 2022	YTD 3Q 2021
Bay Area	7	1,967	1,412	$39,574	$37,473	5.6%	$10,366	$10,256	1.1%	$29,208	$27,217	7.3%	73.8%	97.2%	93.8%	$3,205	$3,145
Boston	5	1,148	1,148	31,333	29,314	6.9%	9,361	9,068	3.2%	21,972	20,246	8.5%	70.1%	97.5%	96.2%	$3,111	$2,949
Denver	7	2,027	1,988	34,432	31,794	8.3%	8,519	8,970	(5.0%)	25,913	22,824	13.5%	75.3%	96.5%	96.3%	$1,993	$1,845
Washington, D.C. (1)	6	4,103	2,700	42,250	38,877	8.7%	11,081	10,740	3.2%	31,169	28,137	10.8%	73.8%	98.0%	96.2%	$1,774	$1,664
Los Angeles	9	3,815	2,966	87,848	75,946	15.7%	18,636	19,030	(2.1%)	69,212	56,916	21.6%	78.8%	97.8%	96.6%	$3,365	$2,946
Miami	5	1,747	1,747	39,946	34,608	15.4%	12,493	12,023	3.9%	27,453	22,585	21.6%	68.7%	94.2%	97.2%	$2,717	$2,281
Philadelphia	9	2,748	2,669	64,229	59,043	8.8%	18,431	18,121	1.7%	45,798	40,922	11.9%	71.3%	96.2%	92.1%	$2,778	$2,668
San Diego	6	2,367	2,191	47,067	42,897	9.7%	9,956	9,746	2.2%	37,111	33,151	11.9%	78.8%	97.6%	97.3%	$2,446	$2,237
Other Markets	4	808	808	16,148	15,644	3.2%	6,923	7,200	(3.8%)	9,225	8,444	9.2%	57.1%	96.0%	96.0%	$2,313	$2,241
Total	58	20,730	17,629	$402,827	$365,596	10.2%	$105,766	$105,154	0.6%	$297,061	$260,442	14.1%	73.7%	96.9%	95.7%	$2,621	$2,410
(1)
Includes AIR's share of results of three unconsolidated apartment communities.

Supplemental Schedule 6(d)

Same Store Operating Expense Detail

(proportionate amounts, in thousands) (unaudited)

Quarterly Comparison

	3Q 2022	% of Total	3Q 2021	$ Change	% Change
Operating expenses (1)	$18,031	50.6%	$18,790	$(759)	(4.0%)
Utility expense, net of reimbursement	2,083	5.8%	1,791	292	16.3%
Real estate taxes	13,200	37.0%	13,480	(280)	(2.1%)
Insurance	2,346	6.6%	1,564	782	50.0%
Total	$35,660	100.0%	$35,625	$35	0.1%

Sequential Comparison

	3Q 2022	% of Total	2Q 2022	$ Change	% Change
Operating expenses (1)	$18,031	50.6%	$18,449	$(418)	(2.3%)
Utility expense, net of reimbursement	2,083	5.8%	1,823	260	14.3%
Real estate taxes	13,200	37.0%	12,849	351	2.7%
Insurance	2,346	6.6%	2,040	306	15.0%
Total	$35,660	100.0%	$35,161	$499	1.4%

Year-to-Date Comparison

	YTD 3Q 2022	% of Total	YTD 3Q 2021	$ Change	% Change
Operating expenses (1)	$53,416	50.5%	$53,465	$(49)	(0.1%)
Utility expense, net of reimbursement	6,023	5.7%	5,275	748	14.2%
Real estate taxes	39,890	37.7%	40,931	(1,041)	(2.5%)
Insurance	6,437	6.1%	5,483	954	17.4%
Total	$105,766	100.0%	$105,154	$612	0.6%
(1)
Includes onsite payroll, repairs and maintenance, software and technology expenses, marketing, expensed turnover costs, and other property related operating expenses.

Supplemental Schedule 7

Portfolio Data by Market

Third Quarter 2022 Compared to Third Quarter 2021

(proportionate amounts) (unaudited)

	Quarter Ended September 30, 2022					Quarter Ended September 30, 2021
	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI (1)	Average Revenue per AIR Apartment Home	Apartment Communities	Apartment Homes	AIR Share of Apartment Homes	% AIR NOI (1)	Average Revenue per AIR Apartment Home

Bay Area	8	2,077	1,522	7.8%	$3,350	9	2,212	1,657	8.6%	$2,968

Boston	12	2,598	2,598	11.2%	2,746	11	2,462	2,462	11.6%	2,646

Denver	8	2,280	2,241	7.6%	2,111	7	2,026	1,987	6.8%	1,917

Washington, D.C.	11	6,011	4,608	14.9%	2,080	11	5,238	5,215	15.6%	1,692

Los Angeles	9	3,815	2,966	17.8%	3,404	13	4,347	3,498	19.3%	2,926

Miami	9	3,459	3,459	15.7%	3,197	6	2,425	2,425	8.7%	2,257

Philadelphia	9	2,748	2,669	11.3%	2,760	9	2,748	2,669	11.3%	2,543

San Diego	6	2,367	2,191	9.8%	2,554	9	3,051	2,875	12.5%	2,265

Other Markets	8	1,245	1,245	3.9%	2,495	20	1,855	1,855	5.6%	2,394

Total	80	26,600	23,499	100.0%	$2,711	95	26,364	24,643	100.0%	$2,331

(1)
NOI represents the operating results of apartment communities including ancillary commercial rents. NOI does not include any office related rents or other material commercial rents.

Supplemental Schedule 8

Apartment Community Disposition and Acquisition Activity

(dollars in millions, except average revenue per home) (unaudited)

Dispositions (1)

Number of Apartment Communities	Number of Apartment Homes	Weighted- Average Ownership	Gross Proceeds	NOI Cap Rate (2)	Free Cash Flow Cap Rate (2)	Property Debt	Net Sales Proceeds (3)	Average Revenue per Home

Full Year 2022 Dispositions

12	2,050	100.0%	$781.1	4.5%	4.2%	$(114.0)	$646.8	$2,096

Acquisitions

Apartment Community Name	Location	Month Acquired	Apartment Homes	Purchase Price	Average Revenue per Apartment Home (4)

2022 Acquisitions

The Reserve at Coconut Point	Fort Myers, FL	May	180	$71.7	$2,230

The Watermarc at Biscayne Bay	Miami, FL	June	296	$210.4	$3,790

Willard Towers	Washington, D.C.	June	525	$185.0	$2,871

The District at Flagler Village	Fort Lauderdale, FL	July	350	$173.0	$2,970

Aimco Lease Cancellation (5)	Various (6)	September	865	$200.0	$3,669

(1)
During the nine months ended September 30, 2022, we sold ten properties in California, one property in Chicago, Illinois, and one property in Virginia. We did not dispose of any apartment communities during the third quarter of 2022.
(2)
Please refer to the Glossary for definition of NOI Cap Rate and Free Cash Flow Cap Rate. Year-to-date 2022 cap rates reflect AIR’s low property tax basis in these properties. The difference between AIR's property tax expense and the estimated real estate taxes at the reassessed value at the California properties is approximately $5.6 million reducing the NOI Cap Rate and Free Cash Flow Cap Rate by 70 bps.
(3)
Net Sales Proceeds are after repayment of debt, if any, net working capital settlements, payment of transaction costs and debt prepayment penalties, if applicable.
(4)
Represents average revenue per apartment home for leases in place at the time of acquisition.
(5)
Represents the lease cancellation payment made to Aimco. AIR estimates the fair value of the four properties to be approximately $670 million.
(6)
Properties are located in Boston, Miami, Denver, and the San Francisco Bay Area.

Supplemental Schedule 9

Apartment Community Capital Investment Information

Three and Nine Months Ended September 30, 2022

(consolidated amounts in thousands, except per apartment home data) (unaudited)

We classify capital investments as Capital Replacements (“CR”), Capital Improvements (“CI”), Capital Enhancements (“CE”), or Other Capital Expenditures. Recurring capital investments are apportioned between CR and CI based on the useful life of the item under consideration and the period over which we have owned the item. Under this method of classification, CR represents the portion of the item consumed during our ownership of the item, while CI represents the portion of the item consumed prior to our period of ownership.

The table below includes our capital spend in consolidated amounts, not adjusted for noncontrolling interest, and excludes amounts related to properties sold or classified as held for sale.

	Three Months Ended September 30, 2022	Nine Months Ended September 30, 2022
Capital Investments (1)
Capital Replacements
Buildings and grounds	$6,614	$17,639
Turnover capital investments	851	1,772
Capitalized site payroll and indirect costs	420	1,409
Capital Replacements	7,885	20,820
Capital Improvements	3,169	10,037
Capital Enhancements	33,686	75,606
Initial Capital Expenditures	11,350	24,156
Casualty	1,520	12,348
Entitlement and Planning	565	2,171
	$58,175	$145,138

Total apartment homes	26,600	26,600

Capital Replacements per apartment home	$296	$783
(1)
For the three and nine months ended September 30, 2022, capital investments for our apartment communities included $0.4 million and $1.1 million, respectively, of capitalized interest costs.

GLOSSARY AND RECONCILIATIONS OF NON-GAAP FINANCIAL AND OPERATING MEASURES

This Earnings Release and Supplemental Information include certain financial and operating measures used by AIR management that are not calculated in accordance with accounting principles generally accepted in the United States (“GAAP”). Our definitions and calculations of these non-GAAP financial and operating measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. These non-GAAP financial and operating measures should not be considered an alternative to GAAP net income or any other GAAP measurement of performance and should not be considered an alternative measure of liquidity.

AIR OPERATING PARTNERSHIP: Apartment Income REIT, L.P., a Delaware limited partnership, is the operating partnership in AIR’s UPREIT structure. AIR owns approximately 92.1% of the legal interest in the common partnership units of the AIR Operating Partnership and 93.8% of the economic interest in the common partnership units of the AIR Operating Partnership.

AIR PROPORTIONATE FINANCIAL INFORMATION: Within this Earnings Release and Supplemental Information, we provide certain financial information necessary to calculate our share of financial information. This information is not, nor is it intended to be, a presentation in accordance with GAAP. Our proportionate share of financial information includes our share of unconsolidated real estate partnerships and excludes the noncontrolling interest partners’ share of consolidated real estate partnerships.

We do not control the unconsolidated real estate partnerships and the calculation of our share of the assets and liabilities and revenues and expenses does not represent a legal claim to a proportionate share of such items. The amount of cash distributions partners in such partnerships may receive is based upon specific provisions in the partnership agreements and may vary based on whether such distributions are generated from operations, capital events or liquidation.

Proportionate information benefits the users of our financial information by providing the amount of revenues, expenses, assets, liabilities, and other items attributable to our stockholders. Other companies may calculate their proportionate information differently than we do, limiting the usefulness as a comparative measure. Because of these limitations, the non-GAAP AIR proportionate financial information should not be considered in isolation or as a substitute for information included in our financial statements as reported under GAAP.

AVERAGE REVENUE PER APARTMENT HOME: Represents our proportionate average monthly rental and other property revenues, excluding utility cost reimbursements, divided by the number of occupied apartment homes as of the end of the period.

CAPITAL INVESTMENTS DEFINITIONS

CAPITAL IMPROVEMENTS (CI): CI represent capital investments made to replace the portion of acquired apartment communities consumed prior to our period of ownership and not contemplated in our underwriting of an acquisition.

CAPITAL REPLACEMENTS (CR): Unlike CI, CR does not increase the useful life of an asset from its original purchase condition. CR represent capital investments made to replace the portion of acquired capital assets consumed during our period of ownership.

CAPITAL ENHANCEMENTS (CE): CE may include kitchen and bath remodeling; energy conservation projects; and investments in longer-lived materials designed to reduce costs. CE does not significantly disrupt property operations.

INITIAL CAPITAL EXPENDITURES (ICE): ICE represent capital investments contemplated in the underwriting at our recently acquired communities. These amounts are considered in the underwriting of the acquisition and are therefore included when determining expected returns.

CASUALTY: Casualty capital investments represent capitalized costs incurred in connection with the restoration of an apartment community after a casualty event.

FREE CASH FLOW: Free Cash Flow, as calculated for our retained portfolio, represents an apartment community’s property net operating income, less spending for Capital Replacements. Capital Replacement spending is a measure of the cost of capital asset used during the period. We believe that Free Cash Flow is useful to investors as a supplemental measure of apartment community performance because it takes into consideration costs incurred during the period to replace capital assets that have been consumed during our ownership.

FREE CASH FLOW CAP RATE: Free Cash Flow Cap Rate represents the NOI Cap Rate, adjusted for assumed Capital Replacements spending of $1,200 per apartment home.

FREE CASH FLOW MARGIN: Free Cash Flow Margin represents an apartment community’s property net operating income less $1,200 per apartment home of assumed annual Capital Replacement spending, as a percentage of the apartment community’s rental and other property revenues.

LEVERAGE RATIO DEFINITIONS

We target Net Leverage to Adjusted EBITDAre between 5.0x and 6.0x with a midpoint of 5.5x. We also focus on Proportionate Debt to Adjusted EBITDAre. We believe these ratios, which are based in part on non-GAAP financial information, are commonly used by investors and analysts to assess the relative financial risk associated with balance sheets of companies within the same industry, and they are believed to be similar to measures used by rating agencies to assess entity credit quality. EBITDAre and Adjusted EBITDAre should not be considered alternatives to net income (loss) as determined in accordance with GAAP as indicators of performance. There can be no assurance that our method of calculating EBITDAre and Adjusted EBITDAre is comparable with that of other real estate investment trusts.

Our net leverage includes our share of long-term, non-recourse property debt, outstanding borrowings on our revolving credit facility, term loans, unsecured notes payable, and preferred equity, reduced by cash and restricted cash on-hand, excluding tenant security deposits. We reconcile consolidated balances to our net leverage on Supplemental Schedule 5(a).

We calculate Adjusted EBITDAre used in our leverage ratios based on annualized current quarter amounts.

EBITDAre AND ADJUSTED EBITDAre

EARNINGS BEFORE INTEREST, TAXES, DEPRECIATION, AND AMORTIZATION FOR REAL ESTATE (“EBITDAre”): NAREIT defines EBITDAre as net income computed in accordance with GAAP, before interest expense, income taxes, depreciation and amortization expense, further adjusted for:

•
gains and losses on the derecognition of leased properties and dispositions of depreciated property;
•
impairment write-downs of depreciated property; and
•
adjustments to reflect our share of EBITDAre of investments in unconsolidated entities.

We believe that EBITDAre is useful to investors, creditors and rating agencies as a supplemental measure of our ability to incur and service debt because it is a recognized measure of performance by the real estate industry and facilitates comparison of credit strength between AIR and other companies.

ADJUSTED EBITDAre: Adjusted EBITDAre is defined as EBITDAre adjusted for the effect of the following items for the reasons set forth below:

•
net income attributable to noncontrolling interests in consolidated real estate partnerships and EBITDAre adjustments attributable to noncontrolling interests are excluded to allow investors to compare a measure of our earnings before the effects of our capital structure and indebtedness with that of other companies in the real estate industry;
•
the income recognized related to our note receivable from Aimco, which was repaid during the third quarter of 2022, is excluded, as proceeds were used to repay current amounts outstanding;
•
the amount by which GAAP rent expense exceeds cash rents for two long-term ground leases for which expense exceeds cash payments until 2076 and 2079, respectively, is excluded. The excess of GAAP rent expense over the cash payments for this lease does not reflect a current obligation that affects our ability to service debt; and
•
the amount by which cash received exceeds GAAP lease income for the leased properties, four of which were canceled on September 1, 2022, is included.

A reconciliation of net income to EBITDAre and Adjusted EBITDAre for our portfolio for the quarter ended September 30, 2022, is as follows (in thousands, unaudited):

Quarter Ended
September 30, 2022
Net income	$3,396
Adjustments:
Interest expense	32,656
Income tax expense	46
Depreciation and amortization	90,445
EBITDAre	$126,543
Net income attributable to noncontrolling interests in consolidated real estate partnerships	102
EBITDAre adjustments attributable to noncontrolling interests and unconsolidated real estate partnerships	(7,463)
Interest income and prepayment penalties on note receivable from Aimco	(5,209)
Pro forma FFO adjustments, net (1)	11,293
Adjusted EBITDAre	$125,266
Annualized Adjusted EBITDAre	$501,064
Anticipated November 2022 property sales, annualized	(21,775)
Annualized Adjusted EBITDAre, Pro forma for anticipated November 2022 property sales	$479,289
(1)
Pro forma adjustments, net includes applicable pro forma adjustments to NAREIT FFO per Supplemental Schedule 1 and an adjustment of (i) $1.0 million to reflect the cancellation of the four leased properties, and (ii) $0.4 million to reflect the acquisition of one property, as if both of the transactions closed on July 1, 2022.

FIXED CHARGE COVERAGE RATIO: As defined by our credit agreement, the ratio of (a) EBITDA to (b) fixed charges, which represent the sum of (i) our proportionate share of interest expense (excluding prepayment penalties and amortization of debt issuance costs), (ii) debt amortization, and (iii) Preferred Dividends, for the four fiscal quarters preceding the date of calculation. The calculation of certain of these measures as defined by our Credit Agreement may differ from those used in the calculations of our Leverage Ratios.

PREFERRED DIVIDENDS: Preferred Dividends include dividends paid with respect to AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units, exclusive of preferred equity redemption related amounts.

PREFERRED EQUITY: Preferred equity represents the redemption amounts for AIR’s Preferred Stock and the AIR OP’s Preferred Partnership Units and may be found in AIR’s consolidated balance sheets and on Supplemental Schedule 5(b).

OTHER LEVERAGE: Other Leverage includes Preferred OP Units and redeemable noncontrolling interests.

PREFERRED OP UNITS: Preferred OP Units represent the redemption amounts for the AIR OP’s Preferred Partnership Units and may be found in our consolidated balance sheets and on Supplemental Schedule 5(b).

PROPORTIONATE DEBT TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), excluding Preferred Equity, to (b) Annualized Adjusted EBITDAre.

NET LEVERAGE TO ADJUSTED EBITDAre RATIO: The ratio of (a) our share of net leverage as calculated on Supplemental Schedule 5(a), to (b) Annualized Adjusted EBITDAre.

NAREIT FUNDS FROM OPERATIONS (NAREIT FFO): NAREIT FFO is a commonly used measure of REIT performance, which the National Association of Real Estate Investment Trusts (NAREIT) defines as net income computed in accordance with GAAP, excluding: (i) depreciation and amortization related to real estate; (ii) gains and losses from sales or impairment of depreciable assets and land used in the primary business of the REIT; (iii) and income taxes directly associated with a gain or loss on sale of real estate; and including (iv) our share of NAREIT FFO of unconsolidated partnerships and joint ventures. We compute NAREIT FFO for all periods presented in accordance with the guidance set forth by NAREIT.

In addition to NAREIT FFO, we use PRO FORMA FUNDS FROM OPERATIONS (Pro forma FFO) to measure short-term performance. Pro forma FFO represents NAREIT FFO as defined above, excluding certain amounts that are unique or occur infrequently. Our pro forma adjustments are defined in further detail in the footnotes to Supplemental Schedule 1.

NAREIT FFO and Pro forma FFO are non-GAAP measures that we believe are helpful to investors in understanding our short-term performance because they capture features particular to real estate performance by recognizing that real estate assets generally appreciate over time or maintain residual value to a much greater extent than other capital assets such as machinery, computers or other personal property. NAREIT FFO and Pro forma FFO should not be considered alternatives to net income as determined in accordance with GAAP, as indicators of performance. There can be no assurance that our method of computing NAREIT FFO and Pro forma FFO is comparable with that of other real estate investment trusts.

NET OPERATING INCOME (NOI) CAP RATE: NOI Cap Rate is calculated based on our share of the proportionate property NOI for the trailing twelve months prior to sale, less a 3% management fee, divided by gross proceeds.

NET OPERATING INCOME (NOI) MARGIN: Represents an apartment community’s net operating income as a percentage of the apartment community’s rental and other property revenues.

OTHER EXPENSES, NET: Other expenses, net, allocated to contribution from real estate operations on Supplemental Schedule 2 generally includes franchise taxes, expenses specifically related to our administration of our real estate partnerships (for example, services such as audit, tax, and legal), and risk management activities related to certain other corporate expenses.

PROPERTY NET OPERATING INCOME (NOI) and PROPORTIONATE PROPERTY NOI: NOI is defined as total property rental and other property revenues less direct property operating expenses, including real estate taxes. NOI does not include: property management revenues; casualties; property management expenses; real estate depreciation; or interest expense. NOI is helpful because it helps both investors and management to understand the operating performance of real estate excluding costs associated with decisions about acquisition pricing, overhead allocations, and financing arrangements. NOI is also considered by many in the real estate industry to be a useful measure for determining the value of real estate. Reconciliations of NOI as presented in this Earnings Release and Supplemental Information to our consolidated GAAP amounts are provided below.

Due to the diversity of our economic ownership interests in our apartment communities in the periods presented, we evaluate the performance of the apartment communities in our segments using Proportionate Property NOI, which represents our share of the NOI for the apartment communities that we manage. Proportionate Property NOI is defined as our share of rental and other property revenue less our share of property operating expenses. In our evaluation of community results, we exclude utility cost reimbursement from rental and other property revenues and reflect such amount as a reduction of the related utility expense within property operating expenses.

The following table presents the reconciliation of GAAP rental and other property revenue to the proportionate revenues before utility reimbursements and GAAP property operating expenses to proportionate expenses, net of utility reimbursements. The table also presents the reconciliation of consolidated Same Store revenue before utility reimbursements and expenses, net of utility reimbursements as presented on Supplemental Schedule 2(a) to the proportionate amounts presented on Supplemental Schedule 6.

Segment NOI Reconciliation
(in thousands) (unaudited)	Three Months Ended September 30,
	2022		2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$200,871	$71,250	$191,777	$73,925
Adjustment: Utilities reimbursement (1)	(7,613)	(7,613)	(6,812)	(6,812)
Adjustment: Sold properties and other amounts not allocated (2)	(10,781)	(14,450)	(31,509)	(23,475)
Adjustment: Non-real estate depreciation (3)	—	469	—	—
Total (per Supplemental Schedule 2)	$182,477	$49,656	$153,456	$43,638
Proportionate adjustment (4)	(13,112)	(3,418)	(13,796)	(3,792)
Proportionate property net operating income	$169,365	$46,238	$139,660	$39,846

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$152,219	$39,050	$147,898	$40,656
Proportionate adjustment (4)	(13,290)	(3,390)	(21,131)	(5,672)
Non-real estate depreciation adjustment (3)	—	—	—	641
Same Store amounts, adjusted (per Supplemental Schedule 6)	$138,929	$35,660	$126,767	$35,625

	Nine Months Ended September 30,
	2022		2021
	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements	Revenues, Before Utility Reimbursements	Expenses, Net of Utility Reimbursements
Total Real Estate Operations
Total (per consolidated statements of operations)	$565,849	$198,273	$546,523	$203,300
Adjustment: Utilities reimbursement (1)	(21,184)	(21,184)	(18,855)	(18,855)
Adjustment: Sold properties and other amounts not allocated (2)	(40,569)	(39,153)	(92,059)	(58,559)
Adjustment: Non-real estate depreciation (3)	—	1,147	—	—
Total (per Supplemental Schedule 2)	$504,096	$139,083	$435,609	$125,886
Proportionate adjustment (4)	(38,969)	(10,027)	(40,049)	(11,236)
Proportionate property net operating income	$465,127	$129,056	$395,560	$114,650

Total Same Store Operations
Same Store amounts (per Supplemental Schedule 2)	$441,725	$115,598	$427,046	$120,516
Proportionate adjustment (4)	(38,898)	(9,832)	(61,450)	(16,888)
Non-real estate depreciation adjustment (3)	—	—	—	1,526
Same Store amounts, adjusted (per Supplemental Schedule 6)	$402,827	$105,766	$365,596	$105,154
(1)
Approximately two-thirds of our utility costs are reimbursed by residents. These reimbursements are included in rental and other property revenues in our consolidated statements of operations prepared in accordance with GAAP. This adjustment represents the reclassification of utility reimbursements from revenues to property operating expenses for the purpose of evaluating segment results and as presented on Supplemental Schedule 2, Supplemental Schedule 3, and Supplemental Schedule 6. We also exclude the reimbursement amounts from the calculation of Average Revenue per Apartment Home throughout this Earnings Release and Supplemental Schedules.
(2)
Sold properties and other amounts not allocated includes operating results of apartment communities sold during the periods shown or held for sale at the end of the period, property management revenues, as well as property management and casualty expense, which are not included in property operating expenses, net of utility reimbursements in the Supplemental Schedule 2 presentation.
(3)
Effective in 2022, expenses, net of utility reimbursements, property management expenses, net, and G&A includes the depreciation of capitalized costs of non-real estate assets. Previously, these costs were presented separately as "depreciation and amortization related to non-real estate assets". This adjustment represents the reclassification of non-real estate depreciation, which was made in the current period in Supplemental Schedules 2, 3, and 6, and was made in the prior period in Supplemental Schedule 6.
(4)
Proportionate adjustments represent both the noncontrolling interests’ share and AIR's share of unconsolidated apartment communities' rental and other property revenues before utility reimbursements and property operating expenses, net of utility reimbursements. Such adjustment is necessary to reconcile consolidated amounts presented on Supplemental Schedule 2 to the amounts allocated to our operating segments, as well as to reconcile Same Store amounts presented on Supplemental Schedule 2 to proportionate Same Store amounts presented on Supplemental Schedules 6.

PORTFOLIO QUALITY RATINGS: We measure the quality of apartment communities in our portfolio based on average rents of our apartment homes compared to local market average rents as reported by a third-party provider of commercial real estate performance and analysis. Under this rating system, we classify as “A” quality apartment communities those earning rents greater than 125% of local market average; as “B” quality apartment communities those earning rents between 90% and 125% of local market average.

REAL ESTATE CLASSIFICATIONS: Our portfolio of apartment communities is diversified by both price point and geography. Our portfolio is classified into two segments, as follows:

SAME STORE: Same Store apartment communities are apartment communities that (a) are owned and managed by AIR, and (b) had reached a stabilized level of operations.

OTHER REAL ESTATE: Includes communities that do not meet the criteria to be classified as Same Store.

SOLD AND HELD FOR SALE APARTMENT COMMUNITIES: Apartment communities either sold since January 1, 2021 or classified as held for sale at the end of the period. For purposes of highlighting results of operations related to our retained portfolio, results for Sold and Held For Sale Apartment Communities are excluded from property net operating income and presented separately on a net basis on Supplemental Schedule 2.

TURNOVER and RETENTION: Turnover represents the percentage of residents who have moved out in the trailing twelve months. It is calculated by dividing the number of move outs in the trailing twelve months, exclusive of intra-community transfers, by the daily average number of occupied apartment homes during the trailing twelve months. At September 30, 2022, Turnover was 40.8%, 640 basis points lower than September 30, 2021. Inclusive of intra-community transfers, Turnover was 38.5% for the trailing twelve months ended September 30, 2022.

Retention represents the inverse of Turnover, as defined above.